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                                                                      EXHIBIT 11

                                  VENCOR, INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
       FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                QUARTER        NINE MONTHS
                                            ---------------- -----------------
                                             1997     1996     1997     1996
                                            -------  ------- --------  -------
PRIMARY EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE:
Earnings:
 Income from operations.................... $36,902  $33,558 $107,894  $92,033
 Extraordinary loss on extinguishment of
  debt, net of income
  tax benefit..............................    (346)       -   (4,195)       -
                                            -------  ------- --------  -------
  Net income............................... $36,556  $33,558 $103,699  $92,033
                                            =======  ======= ========  =======
Shares used in the computation:
 Weighted average common shares
  outstanding..............................  69,519   69,346   69,219   69,983
 Dilutive effect of common stock
  equivalents..............................   1,747      682    1,638      817
                                            -------  ------- --------  -------
  Shares used in computing earnings per
   common and
   common equivalent share.................  71,266   70,028   70,857   70,800
                                            =======  ======= ========  =======
Primary earnings per common and common
 equivalent share:
 Income from operations.................... $  0.52  $  0.48 $   1.52  $  1.30
 Extraordinary loss on extinguishment of
  debt.....................................   (0.01)       -    (0.06)       -
                                            -------  ------- --------  -------
  Net income............................... $  0.51  $  0.48 $   1.46  $  1.30
                                            =======  ======= ========  =======
FULLY DILUTED EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE:
Earnings:
 Income from operations.................... $36,902  $33,558 $107,894  $92,033
 Extraordinary loss on extinguishment of
  debt, net of income
  tax benefit..............................    (346)       -   (4,195)       -
                                            -------  ------- --------  -------
  Net income............................... $36,556  $33,558 $103,699  $92,033
                                            =======  ======= ========  =======
Shares used in the computation:
 Weighed average common shares outstanding. 69,519 69,346 69,219 69,983 Dilutive effect of common stock
  equivalents..............................   1,758      682    1,824      817
                                            -------  ------- --------  -------
  Shares used in computing earnings per
   common and
   common equivalent share.................  71,277   70,028   71,043   70,800
                                            =======  ======= ========  =======
Fully diluted earnings per common and
 common equivalent share:
 Income from operations.................... $  0.52  $  0.48 $   1.52  $  1.30
 Extraordinary loss on extinguishment of
  debt.....................................   (0.01)       -    (0.06)       -
                                            -------  ------- --------  -------
  Net income............................... $  0.51  $  0.48 $   1.46  $  1.30
                                            =======  ======= ========  =======
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